Exhibit 99.1

NEWS RELEASE

For more information contact:

FEI Company

Fletcher Chamberlin

Treasurer & Communications Director

(503) 726-7710

fletcher.chamberlin@fei.com

FEI Third Quarter EPS of $0.16 Up 60% Sequentially

Bookings of $149.7 million and Revenue of $140.8 million

HILLSBORO, Ore., November 3, 2009 — FEI Company (NASDAQ: FEIC) reported increased earnings on comparable revenue for the third quarter ended October 4, 2009. Earnings per share exceeded company guidance, revenue was near the high end of guidance and the book-to-bill ratio in the quarter was 1.06 to 1.

For the quarter, net bookings were $149.7 million, including a $6.3 million upward revaluation of the backlog of unfilled orders due to changes in foreign exchange rates. Total bookings were 5% below second-quarter bookings of $157.8 million and 15% below last year’s record third quarter total of $175.3 million. Net sales of $140.8 million were up slightly compared to the second quarter of 2009 and down 1% from the third quarter of 2008. The backlog at the end of the quarter was a record $345.7 million, of which approximately 90% is expected to ship in the next 12 months.

Net income for the third quarter of 2009 was $6.1 million, up 66% compared with $3.7 million in the second quarter of 2009 and up 53% compared with $3.9 million in last year’s third quarter. Diluted earnings per share in the latest quarter were $0.16, compared with $0.10 in the second quarter of 2009 and $0.11 in the third quarter of 2008. Operating income in the quarter was $7.9 million, compared with $6.6 million in the second quarter of 2009 and $6.2 million in last year’s third quarter. Restructuring expenses in the latest quarter reduced operating income by $0.6 million or $0.01 per diluted share. The tax rate for the latest quarter was 14.5%, compared with 28.4% in the second quarter and 29.8% in last year’s third quarter.

During the quarter the company continued to improve its balance sheet and liquidity. Total cash and investments increased by $19.9 million in the quarter to $403.9 million, and shareholders’ equity increased by $20.5 million to $564.0 million. Net cash provided by operating activities was positive $20.0 million for the quarter.

“FEI performed well in a seasonally weak quarter,” said Don Kania, president and CEO of FEI. “Bookings were solid, as strength in Research and Industry, including orders related to U.S. science-based stimulus funding for science investment, offset expected variability in Electronics and Life Sciences. We expect improved bookings, revenue and earnings in the fourth quarter. Despite the weakening dollar, we expect to enter 2010 with good momentum, based on a record backlog, ongoing stimulus funding and an array of recently introduced new products.”

Bookings and revenue comparisons for the company’s market segments and other data are included in the supplementary information attached to this release, along with detailed statements of operations and balance sheets.

Results for the first nine months of 2008 have been adjusted for the effect of the required adoption on January 1, 2009 of guidance within the FASB’s Accounting Standards Codification, Section 470-20, “Debt-Debt with Conversion and Other Options” — formerly FSP No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Conversion)”. The restatement reduced reported net income and diluted earnings per share for last year’s first three quarters by $6.3 million and $0.15 per share. The restatement is related to the company’s zero percent convertible notes. Because the notes were paid off in June 2008, there was no restatement of the Statement of Operations for the third quarter of 2008 or later periods.

Guidance for Q4 2009

Assuming a euro/dollar exchange rate of $1.45, FEI expects net sales in the fourth quarter of 2009 to be in the range of $145 million to $152 million. Bookings are expected to be at least $150 million. GAAP earnings per share are expected to be in the range of $0.16 to $0.21, including estimated restructuring charges of approximately $0.03 per share.

Investor Conference Call — 2:00 p.m. Pacific time, Tuesday, November 3, 2009

Parties interested in listening to FEI’s quarterly conference call may do so by dialing 1-877-941-1848 (domestic, toll-free) or 1-480-629-9722 (international) and asking for the FEI Third Quarter Earnings call, # 4175238. The call can also be accessed via the web by going to FEI’s Investor Relations page at www.fei.com, where the webcast will also be archived. A telephone replay of the call will also be accessible for one month by dialing 1-800-406-7325 (US) or 1-303-590-3030 (international) and entering the access code 4175238#.

About FEI

FEI (Nasdaq: FEIC) is a leading diversified scientific instruments company. It is a premier provider of electron and ion-beam microscopes and tools for nanoscale applications across many industries: industrial and academic materials research, life sciences, semiconductors, data storage, natural resources and more. With a 60-year history of technological innovation and leadership, FEI has set the performance standard in transmission electron microscopes (TEM), scanning electron microscopes (SEM) and DualBeams™, which combine a SEM with a focused ion beam (FIB). FEI’s imaging systems provide 3D characterization, analysis and modification/prototyping with resolutions down to the sub-Ångström (one-tenth of a nanometer) level. FEI’s NanoPorts in North America, Europe and Asia provide centers of technical excellence where its world-class community of customers and specialists collaborate. FEI has approximately 1,800 employees and sales and service operations in more than 50 countries around the world. More information can be found at: www.fei.com.

Safe Harbor Statement

This news release contains forward-looking statements that include our guidance for the fourth quarter of 2009 and future periods; the expected shipment of our backlog; expectations about operating expenses and restructuring expense; expectations for future revenue, earnings, bookings and backlog; expectations about foreign currency rates and the impact on our results; government economic stimulus spending; and product sales and performance, and performance of certain market segments. Factors that could affect these forward-looking statements include, but are not limited to, the global economic environment; the timing, size, execution and ultimate success of government stimulus programs; lower than expected customer orders and the potential weakness of the Research & Industry, Electronics and Life Sciences market segments; bankruptcy or insolvency of customers or suppliers; cyclical changes in the data storage and semiconductor industries, which are the major components of Electronics market revenue; fluctuations in foreign exchange, interest and tax rates; changes in tax rate and laws and accounting rules regarding taxes; the ongoing determination of the effectiveness of foreign exchange hedge transactions; valuation of the auction rate securities we hold and classification of them on the balance sheet; reduced profitability due to failure to achieve or sustain margin improvement in service or product manufacturing; the relative mix of higher-margin and lower-margin products; failure to achieve expected cost reductions and other improvements from restructuring plans; risks associated with shipping a high percentage of the company’s quarterly revenue in the last month of the quarter; customer requests to defer planned shipments; failure of customers to adopt new technologies; increased competition and new product offerings from competitors; lower average sales prices and reduced margins on some product sales due to increased competition; failure of the company’s products and technology to find acceptance with customers; delays in new product introduction and the inability to manufacture products in required volumes; inability to deploy products as expected or delays in shipping products due to technical problems or barriers; shipment delays due to supply chain problems; changes to or potential additional restructurings and reorganizations not presently anticipated; reduced sales due to geopolitical risks; changes in trade policies and tariff regulations; changes in the regulatory environment in the nations where we do business; additional selling, general and administrative or research and development expenses; additional costs related to future merger and acquisition activity; and failure of the company to achieve anticipated benefits of acquisitions and collaborations, including failure to achieve financial goals and integrate future acquisitions successfully. Please also refer to our Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.

FEI Company and Subsidiaries

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	October 4, 2009	July 5, 2009	As Adjusted (1) December 31, 2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$147,202	$178,879	$146,521
Short-term investments in marketable securities	207,360	145,739	32,901
Short-term restricted cash	9,984	10,783	10,994
Receivables	163,045	162,771	139,733
Inventories	152,565	147,798	141,609
Deferred tax assets	2,718	2,651	2,884
Other current assets	46,970	52,921	32,926

Total current assets	729,844	701,542	507,568
Non-current investments in marketable securities	12,882	6,300	94,098
Long-term restricted cash	26,475	42,344	34,833
Non-current inventories	42,362	41,468	41,072
Property plant and equipment, net	81,018	76,860	76,991
Goodwill	44,626	44,600	40,964
Deferred tax assets	1,545	1,618	2,188
Other assets, net	15,879	18,667	34,458

TOTAL	$954,631	$933,399	$832,172

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$38,310	$36,108	$34,964
Accrued liabilities	37,147	37,138	35,540
Deferred revenue	63,697	69,341	44,135
Income taxes payable	2,591	3,318	3,040
Accrued restructuring, reorganization and relocation	34	86	240
Short-term line of credit	70,800	70,800	—
Other current liabilities	42,926	40,600	33,732

Total current liabilities	255,505	257,391	151,651
Convertible debt	100,000	100,000	115,000
Other liabilities	35,163	32,546	46,432
SHAREHOLDERS’ EQUITY:
Preferred stock - 500 shares authorized; none issued and outstanding	—	—	—
Common stock - 70,000 shares authorized; 37,674, 37,553, and 37,286 shares issued and outstanding at October 4, 2009, July 5, 2009, and December 31, 2008.	479,670	478,075	469,893
Retained earnings (deficit)	14,890	8,830	(1,168)
Accumulated other comprehensive income	69,403	56,557	50,364

Total shareholders’ equity	563,963	543,462	519,089

TOTAL	$954,631	$933,399	$832,172

(1)	As adjusted for the effects of Accounting Standards Codification 470-20 “Debt - Debt with Conversion and Other Options.”

FEI Company and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

					As Adjusted (1)
	Thirteen Weeks Ended			Thirty-Nine Weeks Ended
	October 4, 2009	July 5, 2009	September 28, 2008	October 4, 2009	September 28, 2008
NET SALES:
Products	$105,562	$107,162	$106,631	$321,286	$343,603
Service and components	35,237	33,101	35,137	101,609	103,850

Total net sales	140,799	140,263	141,768	422,895	447,453

COST OF SALES:
Products	61,658	61,127	60,385	182,672	197,752
Service and components	23,760	22,975	24,681	69,989	75,154

Total cost of sales	85,418	84,102	85,066	252,661	272,906

Gross profit	55,381	56,161	56,702	170,234	174,547

OPERATING EXPENSES:
Research and development	16,705	16,657	17,168	50,142	53,471
Selling, general and administrative	30,176	31,825	32,140	94,827	97,671
Restructuring, reorganization and relocation	601	1,067	1,176	2,630	3,447

Total operating expenses	47,482	49,549	50,484	147,599	154,589

OPERATING INCOME	7,899	6,612	6,218	22,635	19,958

OTHER INCOME (EXPENSE):
Interest income	498	668	2,710	2,299	11,827
Interest expense	(1,191)	(1,195)	(1,689)	(4,298)	(12,484)
Other, net	(116)	(974)	(1,612)	(631)	(2,852)

Total other income (expense), net	(809)	(1,501)	(591)	(2,630)	(3,509)

INCOME BEFORE TAXES	7,090	5,111	5,627	20,005	16,449
INCOME TAX EXPENSE	1,030	1,451	1,679	3,947	5,810

NET INCOME	$6,060	$3,660	$3,948	$16,058	$10,639

BASIC NET INCOME PER SHARE DATA:	$0.16	$0.10	$0.11	$0.43	$0.29

DILUTED NET INCOME PER SHARE DATA:	$0.16	$0.10	$0.11	$0.43	$0.29

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	37,610	37,450	36,780	37,461	36,571

Diluted	38,067	37,745	37,286	37,810	37,027

(1)	As adjusted for the effects of Accounting Standards Codification 470-20 “Debt - Debt with Conversion and Other Options.”

FEI Company and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

					As Adjusted (2)
	Thirteen Weeks Ended (1)			Thirty-Nine Weeks Ended (1)
	October 4, 2009	July 5, 2009	September 28, 2008	October 4, 2009	September 28, 2008
NET SALES:
Products	75.0%	76.4%	75.2%	76.0%	76.8%
Service and components	25.0%	23.6%	24.8%	24.0%	23.2%

Total net sales	100.0%	100.0%	100.0%	100.0%	100.0%

COST OF SALES:
Products	43.8%	43.6%	42.6%	43.2%	44.2%
Service and components	16.9%	16.4%	17.4%	16.5%	16.8%

Total cost of sales	60.7%	60.0%	60.0%	59.7%	61.0%

Gross profit	39.3%	40.0%	40.0%	40.3%	39.0%

OPERATING EXPENSES:
Research and development	11.9%	11.9%	12.1%	11.9%	12.0%
Selling, general and administrative	21.4%	22.7%	22.7%	22.4%	21.8%
Restructuring, reorganization and relocation	0.4%	0.8%	0.8%	0.6%	0.8%

Total operating expenses	33.7%	35.3%	35.6%	34.9%	34.5%

OPERATING INCOME	5.6%	4.7%	4.4%	5.4%	4.5%

OTHER INCOME (EXPENSE):
Interest income	0.4%	0.5%	1.9%	0.5%	2.6%
Interest expense	-0.9%	-0.9%	-1.2%	-1.0%	-2.8%
Other, net	-0.1%	-0.7%	-1.1%	-0.1%	-0.6%

Total other income (expense), net	-0.6%	-1.1%	-0.4%	-0.6%	-0.8%

INCOME BEFORE TAXES	5.0%	3.6%	4.0%	4.7%	3.7%

INCOME TAX EXPENSE	0.7%	1.0%	1.2%	0.9%	1.3%

NET INCOME	4.3%	2.6%	2.8%	3.8%	2.4%

(1)	Percentages may not add due to rounding.
(2)	As adjusted for the effects of Accounting Standards Codification 470-20 “Debt - Debt with Conversion and Other Options.”

FEI COMPANY

Supplemental Data Table

($ in millions, except per share amounts)

(Unaudited)

	Q3 Ended 4-Oct-09	Q2 Ended 5-Jul-09	Q3 Ended 28-Sep-2008
Income Statement Highlights
Consolidated sales	$140.8	$140.3	$141.8
Gross margin	39.3%	40.0%	40.0%
Stock compensation expense - TOTAL	$2.4	$2.7	$1.9
Net income	$6.1	$3.7	$3.9
Diluted net income per share	$0.16	$0.10	$0.11
Interest income add back included in the calculation of diluted EPS	$0.0	$0.0	$0.0
Sales by Market Segment
Electronics	$31.7	$32.3	$35.4
Research & Industry	$61.6	$55.3	$47.9
Life Sciences	$12.3	$19.6	$23.4
Service and Components	$35.2	$33.1	$35.1
Sales by Geography
USA & Canada	$46.4	$40.4	$52.6
Europe	$48.3	$40.7	$48.5
Asia-Pacific and Rest of World	$46.1	$59.2	$40.7
Bookings
Total	$149.7	$157.8	$175.3
Book-to-bill ratio	1.06	1.13	1.24
Backlog - total	$345.7	$336.9	$329.5
Backlog - Service and Components	$64.3	$64.1	$59.8
Bookings by Market Segment
Electronics	$22.5	$35.1	$51.2
Research & Industry	$80.4	$57.4	$68.0
Life Sciences	$11.4	$30.6	$25.9
Service and Components	$35.4	$34.7	$30.2
Balance Sheet Highlights
Cash, equivalents, investments, restricted cash	$403.9	$384.0	$314.0
Operating cash generated (used)	$20.0	$11.4	$32.2
Accounts receivable	$163.0	$162.8	$152.3
Days sales outstanding (DSO)	106	106	98
Inventory turnover	2.3	2.3	2.2
Fixed asset investment (during quarter)	$3.8	$2.4	$2.5
Depreciation expense	$4.4	$4.2	$4.2
Working capital	$474.3	$444.2	$373.0
Headcount (permanent and temporary)	1,779	1,770	1,787